Exhibit 99.1

                                 TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         ---------
                                                             James N. Fernandez
                                                             (212)230-5315
                                                              Mark L. Aaron
                                                             (212)230-5301

               TIFFANY'S WORLDWIDE SALES UP 11% IN SECOND QUARTER;
               ---------------------------------------------------
                 E.P.S. FROM CONTINUING OPERATIONS INCREASE 31%;
                 -----------------------------------------------
                COMPANY RAISES ITS FULL YEAR EARNINGS EXPECTATION
                -------------------------------------------------

New York, N.Y., August 28, 2008 - Tiffany & Co. (NYSE: TIF) today reported results for the three months ("second quarter") and six months ("first half") ended July 31, 2008. Strong net sales growth in Asia-Pacific and Europe led to an 11% increase in worldwide net sales in the second quarter. Combined with a higher operating margin, this resulted in a 21% increase in net earnings from continuing operations and a 31% increase in earnings per diluted share in the quarter. These results enabled the Company to slightly increase its earnings expectation for the full year.

Net sales in the second quarter increased 11% to $732.4 million. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), worldwide net sales rose 7% and comparable store sales declined 1%.

In  the   first   half,   net   sales   rose   11%  to  $1.40   billion.   On  a
constant-exchange-rate basis, sales increased 7% and comparable store sales rose 1%.

Net earnings from continuing operations in the second quarter rose 21% to $80.8 million, and increased 31% on a diluted per share basis to $0.63 from $0.48 in the prior year. Net earnings per diluted share were $0.29 in the prior year due to a loss from discontinued operations. Net earnings on a diluted per share basis benefited from fewer shares outstanding due to the Company's share buy-back program.

In the first half, net earnings from continuing operations increased 20% to $145.2 million, and rose 31% on a diluted per share basis to $1.13 per diluted share, versus $0.86 a year ago. Net earnings per diluted share were $0.67 a year ago.

In the second quarter and first half of 2007, the Company had recorded an after-tax charge of $23.6 million related to the sale of its Little Switzerland business, as well as losses from those operations.

Net sales by geographical region were as follows:
-------------------------------------------------
     o Sales in the Americas region increased 3% to $422.4 million in the second quarter and 4% to $796.0 million in the first half largely due to incremental sales from new stores. In the U.S., comparable store sales declined 4% in the second quarter and 2% in the first half; in the respective periods, sales in the New York flagship store rose 5% and 10% reflecting increased spending by non-U.S. visitors, while comparable branch store sales declined 6% and 5%. Combined Internet and catalog sales in the U.S. declined 4% in the second quarter and 2% in the first half. The Company achieved strong sales growth in Canada and Latin America.

     o Sales in the Asia-Pacific region increased 17% to $214.2 million in the second quarter and 19% to $436.3 million in the first half. On a constant-exchange-rate basis, sales increased 7% and 8% and comparable stores sales rose 1% and 2% in the respective periods. Strong growth in most countries was partly offset by results in Japan.

     o Sales in Europe in the second quarter increased 35% to $71.0 million and 36% to $131.1 million in the first half. On a constant-exchange-rate basis, sales rose 29% and 30% in the respective periods due to comparable store sales growth of 11% and 12% and sales from new stores.

     o The Company operated 196 TIFFANY & CO. stores and boutiques at July 31, 2008 (82 in the Americas, 95 in the Asia-Pacific region and 19 in Europe) compared with 172 stores (74 in the Americas, 83 in Asia-Pacific and 15 in Europe) a year ago.

     o Other sales increased 37% to $24.7 million in the second quarter and 10% to $37.2 million in the first half, largely due to increased wholesale sales of diamonds in connection with the Company's diamond sourcing program.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany's global retail operations once again demonstrated the ability to generate strong operating earnings growth despite weakness in certain individual country markets. Our continued expansion throughout Asia and Europe should contribute to increasingly consistent and resilient long-term earnings growth."

Other financial highlights were as follows:
-------------------------------------------
     o Gross margin (gross profit as a percentage of net sales) increased in the second quarter and first half to 57.8% and 57.4%, respectively, from 56.1% in both prior-year periods. The increases largely reflected favorable changes in geographic and product sales mix, as well as sales leverage on fixed costs.

     o Selling, general and administrative (SG&A) expenses rose 13% in both the second quarter and first half due to incremental costs related to new stores and increased marketing expenses, as well as some translation effect from foreign currencies. SG&A expenses as a percentage of net sales were 39.8% in the second quarter and 40.7% in the first half, compared with 39.1% and 40.1% in the respective prior-year periods.

     o The effective tax rate was 37.0% in the second quarter and 36.9% in the first half, versus 39.4% and 38.1% in the prior year.

     o Net inventories at July 31, 2008 increased 10% from a year ago to $1.51 billion, largely due to increased raw material and work-in-process inventories for manufacturing operations, inventories for new store openings and currency translation.

     o The Company repurchased and retired 1,723,201 shares of its Common Stock in the second quarter at a total cost of $73.7 million, or an average cost of $42.75 per share. In the first half, the Company repurchased and retired 3,105,801 shares of its Common Stock at a total cost of $128.5 million, or an average cost of $41.37 per share. Under the current program, as of July 31st there remained $492 million available for future repurchases through January 2011.

     o Total debt as percentage of stockholders' equity was 36% at July 31, compared with 27% a year ago.

Mr. Kowalski added, "Tiffany's increased sales and earnings so far this year are notable in view of the substantial growth achieved in the first half of last year, which had included an 18% sales increase and a 29% increase in net earnings from continuing operations. While we acknowledge that challenging economic and consumer conditions exist in the U.S., as they have for several quarters, our first half results and the most recent worldwide trends keep us on track to meet our full year sales and earnings growth expectations."

2008 Outlook:
-------------
The Company expects net earnings in the full year to increase to $2.82 - $2.92 per diluted share, versus its previous forecast of $2.80 - $2.90. This expectation includes worldwide sales growth of approximately 9%, based on continued strong growth in Europe and Asia-Pacific (other than Japan) and a return to growth in comparable U.S. store sales in the fourth quarter due to an easier year-over-year comparison. The Company now also expects the full-year operating margin to increase slightly over the prior year.

Today's Conference Call
-----------------------
The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review   these   results   and   its   outlook.    Investors   may   listen   at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report its third quarter results on Wednesday, November 26, 2008 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The

Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, operating margin and earnings per share. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2007 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:


                                     Second Quarter 2008 vs. 2007                      First Half 2008 vs. 2007
                              --------------------------------------------    --------------------------------------------
                                                             Constant-                                       Constant-
                                  GAAP       Translation     Exchange-            GAAP       Translation     Exchange-
                                Reported       Effect        Rate Basis         Reported       Effect        Rate Basis
                              --------------------------------------------------------------------------------------------
Net Sales:
---------
Worldwide                         11%             4%              7%              11%             4%              7%
Americas                           3%             -               3%               4%             -               4%
 U.S.                              2%             -               2%               3%             -               3%
Asia-Pacific                      17%            10%              7%              19%            11%              8%
 Japan                            12%            15%            (3)%              12%            14%            (2)%
 Other Asia-Pacific               23%             5%             18%              30%             5%             25%
Europe                            35%             6%             29%              36%             6%             30%


Comparable Store Sales:
----------------------
Worldwide                          3%             4%            (1)%                5%            4%              1%
Americas                         (2)%             1%            (3)%              (1)%            -             (1)%
 U.S.                            (4)%             -             (4)%              (2)%            -             (2)%
Asia-Pacific                      11%            10%              1%               13%           11%              2%
 Japan                             7%            14%            (7)%                7%           14%            (7)%
 Other Asia-Pacific               18%             5%             13%               23%            6%             17%
Europe                            19%             8%             11%               20%            8%             12%


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                       Three Months                                Six Months
                                                                       Ended July 31,                            Ended July 31,
                                                        -------------------------------------     ----------------------------------
                                                               2008               2007                 2008                 2007
                                                        ----------------     ----------------     ----------------  ----------------
Net sales                                            $        732,403    $       662,562     $      1,400,552      $     1,258,291

Cost of sales                                                 309,201            290,656              596,096              552,427
                                                        ----------------     ----------------     ----------------  ----------------

Gross profit                                                  423,202            371,906              804,456              705,864

Selling, general and administrative expenses                  291,707            259,119              569,652              505,160
                                                        ----------------     ----------------     ----------------  ----------------

Earnings from continuing operations                           131,495            112,787              234,804              200,704

Other expenses, net                                             3,344              2,748                4,852                5,833
                                                        ----------------     ----------------     ----------------  ----------------

Earnings from continuing operations before income taxes       128,151            110,039              229,952              194,871

Provision for income taxes                                     47,381             43,330               84,792               74,335
                                                        ----------------     ----------------     ----------------  ----------------

Net earnings from continuing operations                        80,770             66,709              145,160              120,536

Loss from discontinued operations, net of tax                       -            (26,246)                   -              (25,992)
                                                        ----------------     ----------------     ----------------  ----------------

Net earnings                                         $         80,770    $        40,463     $        145,160      $        94,544
                                                        ================     ================     ================  ================


Net earnings from continuing operations per share:

  Basic                                              $           0.64    $          0.49     $           1.15      $          0.88
                                                        ================     ================     ================  ================
  Diluted                                            $           0.63    $          0.48     $           1.13      $          0.86
                                                        ================     ================     ================  ================

Net earnings per share:

  Basic                                              $           0.64  $            0.30     $           1.15  $              0.69
                                                        ================     ================     ================  ================
  Diluted                                            $           0.63  $            0.29     $           1.13  $              0.67
                                                        ================     ================     ================  ================


Weighted-average number of common shares:

  Basic                                                       125,714            136,743              126,086              136,616
  Diluted                                                     128,177            140,325              128,451              140,100


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                         July 31,             January 31,                  July 31,
                                                                             2008                    2008                      2007
                                                              --------------------     --------------------    ---------------------
ASSETS
------

Current assets:
Cash and cash equivalents                                      $          152,156       $          246,654      $           129,027
Accounts receivable, net                                                  181,109                  193,974                  152,353
Inventories, net                                                        1,511,921                1,372,397                1,369,019
Deferred income taxes                                                      30,774                   20,218                   55,778
Prepaid expenses and other current assets                                  69,484                   89,072                   79,816
Assets held for sale                                                          -                        -                     48,900
                                                                   ---------------         ----------------         ----------------

Total current assets                                                    1,945,444                1,922,315                1,834,893

Property, plant and equipment, net                                        745,304                  748,210                  945,280
Other assets, net                                                         341,928                  330,379                  219,280
                                                                   ---------------         ----------------         ----------------

                                                               $        3,032,676       $        3,000,904      $         2,999,453
                                                                   ===============         ================         ================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                          $          240,535       $           44,032      $           130,995
Current portion of long-term debt                                         104,560                   65,640                    5,455
Accounts payable and accrued liabilities                                  189,714                  203,622                  164,164
Income taxes payable                                                       14,956                  203,611                   28,147
Merchandise and other customer credits                                     67,816                   67,956                   64,600
Liabilities held for sale                                                     -                        -                     14,544
                                                                   ---------------         ----------------         ----------------

Total current liabilities                                                 617,581                  584,861                  407,905

Long-term debt                                                            294,096                  343,465                  400,643
Pension/postretirement benefit obligations                                 83,390                   79,254                   95,204
Other long-term liabilities                                               142,063                  131,610                  128,047
Deferred gains on sale-leasebacks                                         139,438                  145,599                    4,811
Stockholders' equity                                                    1,756,108                1,716,115                1,962,843
                                                                   ---------------         ----------------         ----------------

                                                               $        3,032,676       $        3,000,904      $         2,999,453
                                                                   ===============         ================         ================

